EXHIBIT 10.3

                     THE FIDELITY DEPOSIT AND DISCOUNT BANK
                           DIVIDEND REINVESTMENT PLAN



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                  EXPLANATION OF THE DIVIDEND REINVESTMENT PLAN

      The following explanation comprises The Fidelity Deposit and Discount Bank Dividend Reinvestment Plan.

Purpose

1. What is the purpose of the Plan?

      The Plan provides holders of record of shares of the Bank's Common Stock (or "Shares") a simple and convenient method of investing cash dividends in additional Shares without payment of brokerage commissions.

Advantages to Participants

2. What are the advantages of the Plan to participants?

      Participants in the Plan may purchase Shares at each dividend payment date with reinvested cash dividends on all or a portion (but not less than 40 unless such lesser number represents all of the Shares registered in the participant's name) of the Shares registered in their names.

      All brokerage fees and commissions incurred in connection with purchases of Shares under the Plan will be paid by the Bank. Full investment of funds is possible under the Plan because the Plan permits fractions of Shares, as well as full Shares, to be credited to a participant's account. In addition, dividends in respect of such full and fractional Shares will be credited to a participant's account and automatically reinvested in additional Shares. The plan administrator will provide participants with periodic statements of account.

Administration

3. Who administers the Plan?

      Subject to the Bank's right to terminate and appoint in its place another bank or corporation to serve as "Plan Agent", the Bank will initially serve in such capacity. The Plan Agent will administer the Plan, keep records, send statements of account to participants and perform other duties relating to the Plan. All correspondence relating to the Plan should be directed to:

                     The Fidelity Deposit and Discount Bank
                           Dividend Reinvestment Plan
                           Blakely and Drinker Streets
                           Dunmore, Pennsylvania 18512


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Participation

4. Who is eligible to participate?

      All holders of record are eligible to participate and may join the Plan by signing the Authorization Form, additional copies of which may be obtained at any time by contacting the Bank, and returning the form to the Bank. Partial participation is permissible for shareholders who hold of record more than forty
(40) Shares. Refer to Question 6, below. The Bank reserves the right, however, to terminate the Plan for any reason whatsoever and to refuse to offer the Plan to those shareholders of the Bank who are residents of a state which may require registration, qualification or exemption of the Shares to be issued under the Plan, or registration or qualification of the Bank or any of its officers or employees as a broker, dealer, salesman or agent, and the Plan Agent determines, at its discretion, that the number of shareholders or number of Shares held in such state does not justify the expense of registration and other fees in said state.

5. When may a shareholder join the Plan?

      Subject to the conditions set forth in question and answer 4., above, a shareholder may join the Plan at any time. Dividends on all participating Shares will be reinvested on the next reinvestment date (see Question 9) after the Bank receives the Authorization Form, provided the form is received on or before the dividend record date. Otherwise, purchases of Shares under the Plan will begin on the next subsequent reinvestment date. Dividend payment dates are expected to be at the end of each of March 10, June 10, September 10, December 10, and dividend record dates generally precede dividend payment dates by about ten days.

6. What does the Authorization Form provide?

      By signing and returning the Authorization Form to the Bank, a participant directs the Plan Agent to reinvest dividends on all or a portion of the Shares held of record by the participant in additional Shares. Participants electing partial enrollment must participate with respect to at least 40 Shares unless the participant has 40 Shares or less registered in his or her name, in which case the participant must participate, if at all, with respect to all Shares registered in his or her name. Shares in a participant's account under the Plan will have cash dividends received on such Shares automatically reinvested to purchase additional Shares.

Records

7. What reports will be sent to participants?

      Each participant will receive a periodic statement of his or her account describing cash dividends, the number of Shares purchased, the average price per Share and total Shares accumulated under the Plan. In addition, each participant will receive copies of any of the Bank's annual and periodic reports sent to shareholders, proxies and proxy statements and other


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correspondence sent to shareholders generally. Each participant will also receive any supplements to or updates of the Offering Circular for the Plan.

8. Are there any expenses to participants in connection with purchases under the Plan?

      All brokerage fees and commissions incurred in connection with purchases of Shares and all other costs of administration of the Plan will be paid by the Bank. A $3.00 service charge may be deducted, however, from a participant's account at the time of his or her termination from the Plan or at the time any stock certificate is requested by a participant.

Purchases

9. How will purchases be made?

      On each dividend payment date, the Bank will pay to the Plan Agent the total amount of dividends payable on Shares which a participant has specified are to be included in the Plan. The Plan Agent will use that amount to purchase Shares in the open market or in negotiated transactions at such prices and other terms, and from or through such brokers or dealers, as the Plan Agent may determine from time to time. The Bank reserves the right to direct the Plan Agent to make all or part of its purchases under the Plan for that particular quarter from the Bank's authorized but unissued Common Stock. Purchases of Shares will be made as soon as practicable on or after each dividend payment date, but in no event more than 30 days after each such date. Full and fractional Shares will be allocated to each participant's account after the date on which the Plan Agent has purchased sufficient Shares to cover the purchases for all participants under the Plan for the applicable dividend date.

10. How will the price of Shares be determined?

      The purchase price of Shares purchased in the open market or in negotiated transactions will be the price paid by the Plan Agent to the independent broker-dealer (the "Independent Plan Purchasing Agent") who purchases the Shares at the request of the Plan Agent. The purchase price shall be the actual cost of such Shares (not including brokerage fees or commissions). The Bank will bear the cost of all brokerage fees and commissions on purchases under the Plan. The price of Shares purchased from the Bank will be the average of the low bid and high asked quotations for the Shares obtained by the Plan Agent on the purchase date or if no such bid and asked prices are quoted on that date, the most recent prior date on which such prices were quoted. The purchase price per Share allocated to each participant will be the participant's pro rata portion of the actual price of all Shares purchased under the Plan at each dividend date.


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11. Will participants be credited with dividends on fractional Shares?

      Each participant's account will be credited with that number of full and fractional Shares derived by dividing the amounts to be invested for such participants by the total amount invested for all participants for that particular dividend payment date and multiplying the resulting quotient by the total number of Shares purchased.

12. Will certificates be issued for Shares purchased?

      Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for participants in the Plan, and certificates for such Shares will not be issued to participants unless requested in writing. This procedure protects against loss, theft or destruction of stock certificates.

      Certificates for any number, greater than or equal to ten (10), of full Shares credited to an account under the Plan will be issued after receipt of a written request to the Plan Agent (see Question 3) signed by the participant (or participants if a joint registration) and accompanied by a $3.00 payment for the service charge. Any remaining full and fractional Shares will continue to be held in the participant's account. Certificates for fractional Shares will not be issued under any circumstance.

Withdrawal from the Plan

13. How does a participant withdraw from the Plan?

      Participation in the Plan may be terminated at any time by either the participant or by the Bank. Participants who wish to terminate may do so by writing to the Plan Agent at the address provided in Question 3. After the Plan Agent's receipt of such notice, or after the termination of the Plan by the Bank, a certificate for full Shares will be issued to the participant and the Bank will return any uninvested dividends. A participant's written notice of termination received by the Plan Agent less than 10 days in advance of the next dividend record date will not be effective until after the cash dividend for such period is paid. Fractional Shares held in a participant's account will be paid in cash based on the average of the low bid and high asked quotations on the day the Plan Agent receives written notice of termination or termination of the Plan by the Bank, or if no such bid and asked prices are quoted on that date, the most recent prior date on which such prices were quoted. A $3.00 service charge may be deducted from a participant's account upon receipt of a participant's notice of termination.

14. Can a participant re-enter the Plan after terminating his or her participation?

      Yes. A shareholder may rejoin at any time upon submission of a new Authorization Form.

Other Information


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15. May the Plan be changed or discontinued?

      The Bank reserves the right to amend the Plan from time to time, at its sole discretion, and to terminate the Plan at any time upon written notice of termination or of any such amendment that is deemed by the Plan Agent in its sole discretion to be a material amendment, mailed to each participant at the address which appears on the Plan Agent's records.

16. What are the federal income tax consequences of participating in the Plan?

      For federal income tax purposes, a participant in the Plan will be treated as having received a dividend equal to the purchase price of the full and fractional Shares purchased with reinvested dividends plus the brokerage commissions and service charges attributable to such Shares which are paid by the Company. Each periodic statement of account will indicate the purchase price of the Shares purchased with reinvested dividends. The portion of commissions and charges paid by the Bank allocated to the participant's Shares will be listed on the annual tax statement.

17. When and how are gains and losses determined?

      A participant will realize gain or loss whenever full Shares purchased under the Plan are sold or exchanged or whenever the participant receives a cash payment for a fractional Share credited to his or her account. The amount of gain or loss will be the difference between the amount received by the participant for his or her full or fractional Shares and his or her tax basis therefor. The tax basis of a Share will be its purchase price under the Plan plus the portion of commissions paid by the Bank attributable to such Shares.

18. When does the holding period begin?

      The holding period for Shares acquired pursuant to the Plan will begin on the day the Shares are purchased, which will be no later than the date on which Shares are allocated to a participant's account under the Plan.

      All participants in the Plan are urged to consult their own tax advisers to determine the particular tax consequences which may result from their participation in the Plan and the subsequent disposal of Shares acquired under the Plan.

19. How is a rights offering, stock dividend or stock split treated under the Plan?

      If the Bank sells additional Shares through a rights offering, the rights will be forwarded to the participants for their disposition. Likewise, any stock dividend or Shares resulting from a stock dividend or split in respect of a participant's Shares held under the Plan will be credited to the participant's account. Similarly, the Shares available for issuance pursuant to the Plan will be adjusted pro rata to give effect to any stock split.


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20. How will a participant's Shares held under the Plan be voted?

      The Plan Agent will forward proxies to participants and will vote a participant's full Shares held under the Plan in accordance with instructions received from the participant. If a participant does not return a proxy, his or her Shares will not be voted.

21. What is the responsibility of the Bank and the Plan Agent under the Plan?

      Neither the Bank nor the Plan Agent shall be liable under the Plan for any act performed by it in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (i) arising out of the termination of or failure to terminate a participant's account; (ii) with respect to the purchase of Shares, the prices at which Shares are purchased for the participant's account, the time such purchases are made, the decision whether to purchase Shares from the Bank, fluctuations in the market value of Shares; or (iii) concerning any matters relating to the operation or management of the Plan.


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